Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION

Isis Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is Isis Pharmaceuticals, Inc.

SECOND:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 25, 1991.

THIRD:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Restated Certificate of Incorporation as follows:

Article 1 shall be amended and restated to read in its entirety as follows:

“The name of the corporation is Ionis Pharmaceuticals, Inc.”

IN WITNESS WHEREOF, Isis Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its chief operating officer this 18th day of December, 2015.

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
B. Lynne Parshall, Chief Operating Officer